SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

CRESCENT REAL ESTATE EQUITIES LIMITED
PARTNERSHIP
CRESCENT FINANCE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	333-42293	75-2531304
Delaware	333-89194-01	42-1536518
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Crescent Real Estate Equities Company (the “Company”) conducts all of its business through Crescent Real Estate Equities Limited Partnership (the “Operating Partnership”) and its other subsidiaries. The Company controls the Operating Partnership through the Company’s ownership of all of the outstanding common stock of Crescent Real Estate Equities, Ltd. (the “General Partner”), which owns a 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 84% limited partnership interest in the Operating Partnership.

2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan.

The General Partner of the Operating Partnership has adopted the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (the “Plan”). The Plan was considered by the Board of Trust Managers of the Company at its September, 2004 meeting, with the Board charging its Executive Compensation Committee to complete the Plan. The Plan, as adopted by the General Partner based upon the recommendation of the Executive Compensation Committee, was effective October 1, 2004. Under the Plan, the Operating Partnership may issue up to 1,802,500 Partnership Units (3,605,000 Company Common Share equivalents) to officers of the General Partner.

The Plan was designed to replace the General Partner’s current Dividend Incentive Unit Plan for periods after 2004, as well as provide meaningful performance oriented incentives to the officers of the General Partner to increase shareholder value by aligning the interests of management with those of the Company’s shareholders. Partnership Units granted under the Plan vest in 20% increments as the following stock price hurdles for the Company’s Common Shares are achieved prior to July, 2010: $19.00, $20.00, $21.00, $22.50 and $24.00. The “stock price hurdles” are met when the average closing price on the New York Stock Exchange for the immediately preceding 40 trading days equals or exceeds the stated hurdles. The closing stock price on the NYSE on October 1, 2004 was $15.94. The Plan also gives discretion to the Compensation Committee of the General Partner to establish one or more alternative objective annual performance targets for the Company.

The Partnership Units authorized for grant under the Plan represent approximately 3% of the current issued and outstanding Common Shares and Partnership Units (with each Partnership Unit equivalent to two Common Shares).

Generally, unvested Partnership Units held by an officer will be forfeited upon the termination of such officer’s employment. If, however, the officer’s employment with the General Partner is terminated as a result of the officer’s death or disability, or due to certain changes in management or significant Company or Operating Partnership transactions such as a merger, the Partnership Units will continue to vest for up to three years under the terms of the Plan and the grant agreement in the same manner as if the officer continued to be employed by the General Partner. In addition, all unvested

Partnership Units will vest immediately upon the occurrence of certain significant Company or Operating Partnership transactions unless equivalent rights are provided to the officer by the surviving entity in such transaction.

Each vested Partnership Unit will be exchangeable, beginning on the second anniversary of the date of grant, for cash equal to the value of two of the Company’s Common Shares based on the closing price of the Common Shares on the date of exchange unless, prior to the date of the exchange, the Company requests and obtains shareholder approval authorizing the Company, in its discretion, to deliver instead two Common Shares in exchange for each such Partnership Unit. The Company expects to request such shareholder approval at the 2005 Annual Meeting.

Regular quarterly distributions accrue on unvested Partnership Units and are payable upon vesting of the Partnership Units. Any Partnership Unit that is not vested on or prior to June 30, 2010 will be forfeited.

Effective on December 1, 2004, the Operating Partnership granted a total of 1,703,750 Partnership Units (3,407,500 Common Share equivalents) under the Plan. Of this overall grant, 37.5% were received by the General Partner’s CEO and COO, 32% were received by the seven Managing Directors of the General Partner and 30.5% were received by the six Senior Vice Presidents and 26 Vice Presidents of the General Partner. The Executive Compensation Committee of the Company retained a national, independent compensation consultant to assist the Company and the General Partner in the overall design of the Plan and in the allocation of awards under it.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

By: Crescent Real Estate Equities, Ltd. Its General Partner

	By:	/s/ DAVID M. DEAN

	Name:	David M. Dean
	Title:	Managing Director, Legal and Secretary

Date: December 22, 2004
CRESCENT FINANCE COMPANY

	By:	/s/ DAVID M. DEAN

	Name:	David M. Dean
	Title:	Managing Director, Legal and Secretary
Date: December 22, 2004